Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE
#23716fi.409
Goodyear Reports First Quarter Financial Results; Makes Significant
Progress on Actions to Address Market, Economic Challenges
•	Continued weak global industry demand, peak raw material costs impact results

•	First quarter sales of $3.5 billion on 20% lower tire volumes

•	Revenue per tire up 3.4% as Goodyear brand continues market share gains

•	Goodyear net loss is $333 million ($1.38 per share)
First Quarter 2009 Actions
•	23 new products launched

•	$145 million in cost savings achieved

•	Global work force reduced by 3,800

•	Inventories reduced by more than $300 million from year-end
     AKRON, Ohio, April 29, 2009 — The Goodyear Tire & Rubber Company today reported first quarter 2009 financial results and updated its progress on actions taken to address market and economic challenges around the world.
     “Our markets presented us with the challenges we expected in the first quarter, and in some cases more,” said Robert J. Keegan, chairman and chief executive officer. “While we aren’t satisfied with our results, they generally reflect the difficult market conditions. Our ongoing innovation played a significant role in driving our first quarter top line as we continued to take the right cost and cash actions to weather the economic downturn and position our company to rapidly take advantage of opportunities as the markets recover.”
2009 Actions Update
     Top Line: Goodyear’s 23 new product launches in the first quarter, of the more than 50 planned globally during 2009, are finding early success in the marketplace. In North America, Goodyear-brand market share increased during the first quarter in the consumer and commercial replacement markets.
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     “Based on the consumers’ purchases and the resultant market share gains we have enjoyed with the Goodyear brand, it is evident that the markets are rewarding innovation — and innovation is the key cornerstone of our overall strategy,” Keegan said.
     Cost Actions: Goodyear made additional progress during the first quarter on its Four-Point Cost Savings Plan to achieve $2.5 billion in gross cost savings by the end of 2009. The company achieved $145 million in new savings during the quarter.
     During the quarter, the company reduced its global work force by 3,800 associates, which will provide further cost savings in subsequent 2009 quarters.
     Cash Initiatives: Goodyear made significant progress toward its goal of reducing inventory by more than $500 million during 2009. The company’s total inventory is more than $300 million below the year-end 2008 level.
     “Our actions are fully aligned with the strategy that has served us well over the past several years, a strategy guided by our intense focus on the Seven Strategic Drivers of our business,” Keegan said. “Our future direction is not a new one. We firmly believe we are taking a proven strategic path to the next level of business performance.”
First Quarter Results
     The company’s first quarter 2009 sales were $3.5 billion, down from record sales of $4.9 billion in the 2008 quarter. Goodyear’s first quarter 2009 net loss was $333 million ($1.38 per share), compared with Goodyear net income of $147 million (60 cents per share) in the 2008 quarter. All per share amounts are diluted.
     The quarter’s sales reflect the $766 million impact of a 20 percent decline in tire unit volume due to significantly lower global industry demand. In addition, unfavorable currency translation reduced sales by $484 million. Sales benefited from price/mix improvements that drove revenue per tire, excluding the impact of foreign currency translation, up 3.4 percent over the 2008 quarter despite a significant drop in commercial truck tire unit volume.
     Goodyear’s segment operating loss of $176 million in the quarter reflects weak industry demand across all of its businesses resulting in a negative volume impact of $138 million, under-absorbed fixed costs of approximately $200 million and declines in its other tire related businesses. Higher raw material costs, which increased 31 percent, or approximately $332 million, more than offset improved price/mix of $161 million.
     Selling, administrative and general expenses improved by $102 million compared to the 2008 quarter benefiting primarily from foreign currency translation and cost efficiencies.
     The 2009 quarter was also impacted by after-tax charges of $57 million (23 cents per share) due to rationalizations, asset write-offs and accelerated depreciation, and a gain of $9 million (4 cents per share) after minority interest primarily due to tax law changes.
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     See the table at the end of this release for a list of significant items impacting the 2009 and 2008 quarters.
Business Segment Results
     The company had a segment operating loss of $176 million in the first quarter of 2009, compared to segment operating income of $367 million in the year-ago quarter.
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	First Quarter
(in millions)	2009	2008
Tire Units	13.9	17.8
Sales	$1,544	$1,997
Segment Operating (Loss) Income	$(189)	$32
Segment Operating Margin	(12.2)%	1.6%
     North American Tire’s first quarter 2009 sales declined from last year, reflecting significantly reduced industry demand. Original equipment unit volume declined 49 percent, resulting from lower vehicle production. Replacement tire shipments were down 10 percent.
     First quarter sales benefited from improved price/mix as well as market share gains for Goodyear-brand tires in the consumer and commercial replacement markets.
     The first quarter 2009 segment operating loss was significantly impacted by lower sales and production levels, which drove a negative volume impact of $37 million, under-absorbed fixed costs of $120 million and declines in its other tire related businesses. Increased raw material costs of $137 million more than offset price/mix improvements of $60 million.
     The 2009 quarter benefited from savings resulting from the implementation of the Voluntary Employees’ Beneficiary Association (VEBA) and other actions to reduce costs.

Europe, Middle East
and Africa Tire	First Quarter
(in millions)	2009	2008
Tire Units	16.2	20.0
Sales	$1,268	$1,950
Segment Operating (Loss) Income	$(50)	$172
Segment Operating Margin	(3.9)%	8.8%
     Europe, Middle East and Africa Tire’s first quarter sales declined from last year primarily due to lower tire unit volume, reflecting significantly reduced industry demand and foreign currency translation. Original equipment unit volume declined 47 percent, resulting from lower vehicle production in Europe. Replacement tire shipments were down 9 percent.
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     The first quarter 2009 segment operating loss was significantly impacted by lower sales and production levels, which drove a negative volume impact of $67 million and under-absorbed fixed costs of $55 million. Increased raw material costs of $111 million more than offset price/mix improvements of $23 million. Price/mix was lower than prior periods due to a significant drop in commercial truck tire volume. Losses were reduced by favorable currency translation and actions to reduce selling, administrative and general expenses.

Latin American Tire	First Quarter
(in millions)	2009	2008
Tire Units	4.2	5.2
Sales	$383	$530
Segment Operating Income	$48	$114
Segment Operating Margin	12.5%	21.5%
     Latin American Tire’s first quarter sales declined from last year primarily due to lower tire unit volume, reflecting reduced industry demand and unfavorable foreign currency translation. Original equipment unit volume declined 16 percent, resulting from lower vehicle production. Replacement tire shipments were down 20 percent.
     Segment operating income reflected lower sales and production levels, which drove a negative volume impact of $22 million and under-absorbed fixed costs of approximately $15 million. Increased raw material costs of $63 million more than offset price/mix improvements of $57 million.
     The 2008 quarter included a $12 million gain from the settlement of an excise tax case.

Asia Pacific Tire	First Quarter
(in millions)	2009	2008
Tire Units	4.1	4.9
Sales	$341	$465
Segment Operating Income	$15	$49
Segment Operating Margin	4.4%	10.5%
     Asia Pacific Tire’s first quarter sales declined from last year due to unfavorable foreign currency translation and lower tire unit volume, reflecting reduced industry demand. Original equipment unit volume declined 17 percent, resulting from lower vehicle production. Replacement tire shipments were down 17 percent.
     Segment operating income reflected lower sales and production levels, which drove a negative volume impact of $12 million and under-absorbed fixed costs of $10 million. Price/mix improvements of $21 million offset increased raw material costs of $21 million.
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Conference Call
     Goodyear will hold an investor conference call at 10 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: www.goodyear.com/investor.
     Participating in the conference call will be Robert J. Keegan, chairman and chief executive officer; Darren R. Wells, executive vice president and chief financial officer, and Damon J. Audia, senior vice president, finance and treasurer.
     Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:50 a.m. A taped replay will be available later by calling (706) 645-9291. The replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. It employs approximately 71,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: deteriorating economic conditions or an inability to access capital markets; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; actions and initiatives taken by both current and potential competitors; pension plan funding obligations; increases in the prices paid for raw materials and energy; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations (unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2009	2008
NET SALES	$3,536	$4,942

Cost of Goods Sold	3,219	3,961
Selling, Administrative and General Expense	533	635
Rationalizations	55	13
Interest Expense	64	89
Other (Income) and Expense	30	(6)

(Loss) Income before Income Taxes	(365)	250
United States and Foreign Taxes	(17)	77

Net (Loss) Income	(348)	173
Less: Minority Shareholders Net (Loss) Income	(15)	26

Goodyear Net (Loss) Income	$(333)	$147

Goodyear Net (Loss) Income — Per Share

Basic	$(1.38)	$0.61

Weighted Average Shares Outstanding	241	240

Diluted	$(1.38)	$0.60

Weighted Average Shares Outstanding	241	244
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
(In millions)	2009	2008
Assets:
Current Assets:
Cash and Cash Equivalents	$1,896	$1,894
Accounts Receivable, less Allowance — $92 ($93 in 2008)	2,489	2,547
Inventories:
Raw Materials	519	714
Work in Process	144	119
Finished Products	2,599	2,759

	3,262	3,592
Prepaid Expenses and Other Current Assets	321	307

Total Current Assets	7,968	8,340
Goodwill	650	683
Intangible Assets	158	160
Deferred Income Tax	52	54
Other Assets	341	355
Property, Plant and Equipment less Accumulated Depreciation — $8,222 ($8,310 in 2008)	5,476	5,634

Total Assets	$14,645	$15,226

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$1,989	$2,509
Compensation and Benefits	633	624
Other Current Liabilities	561	643
United States and Foreign Taxes	192	156
Notes Payable and Overdrafts	317	265
Long Term Debt and Capital Leases due within one year	564	582

Total Current Liabilities	4,256	4,779
Long Term Debt and Capital Leases	4,645	4,132
Compensation and Benefits	3,392	3,487
Deferred and Other Noncurrent Income Taxes	194	193
Other Long Term Liabilities	766	763

Total Liabilities	13,253	13,354

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	576	619

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares – 242 (241 in 2008) after deducting 9 treasury shares (10 in 2008)	242	241
Capital Surplus	2,767	2,764
Retained Earnings	1,130	1,463
Accumulated Other Comprehensive Loss	(3,538)	(3,446)

Goodyear Shareholders’ Equity	601	1,022
Minority Shareholders’ Equity — Nonredeemable	215	231

Total Shareholders’ Equity	816	1,253

Total Liabilities and Shareholders’ Equity	$14,645	$15,226

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
Total Segment Operating Income Reconciliation Table (unaudited)

	Three Months
	Ended March 31,
(in millions)	2009	2008
Segment Operating (Loss) Income	$(176)	$367
Rationalizations	(55)	(13)
Interest expense	(64)	(89)
Other income and (expense)	(30)	6
Asset write-offs and accelerated depreciation	(10)	—
Corporate incentive compensation plans	6	(4)
Intercompany profit elimination	(26)	(9)
Other	(10)	(8)

(Loss) Income before Income Taxes	$(365)	$250
First Quarter Significant Items (after tax and minority interest)
2009
•	Rationalizations, asset write-offs and accelerated depreciation, $57 million (23 cents per share)

•	Gain primarily due to tax law changes, $9 million (4 cents per share)
2008
•	Financing fees related to debt repayment, $43 million (18 cents per share)
•	Rationalization charges, $13 million (5 cents per share)
•	Gain on asset sales, $33 million (13 cents per share)
•	Gain on excise tax settlement in Latin America, $8 million (3 cents per share)
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